Exhibit 10.1

BENCHMARK REPLACEMENT MODIFICATION AGREEMENT

(Adjusted Daily Simple SOFR)

THIS BENCHMARK REPLACEMENT MODIFICATION AGREEMENT (this “Agreement”) is dated as of May [__], 2023, by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative agent (in such capacity, collectively with its successors and assigns, “Administrative Agent”), AURORA CONVENTION CENTER HOTEL, LLC, a Delaware limited liability company (“Borrower”), AURORA CONVENTION CENTER HOTEL LESSEE, LLC, a Delaware limited liability company (“Operating Lessee”), and each of the lenders party to the Loan Agreement (defined below) (each a “Lender” and, collectively, “Lenders”) comprising Requisite Lenders (as defined in the Loan Agreement).

RECITALS

A.	Pursuant to the terms of that certain Second Amended and Restated Loan Agreement, dated as of July 2, 2019, by and among Borrower, Operating Lessee, Administrative Agent and the Lenders, as amended by Amendment No. 1 to Second Amended and Restated Loan Agreement and Modification to Loan Documents, dated as of June 30, 2020, by and among Borrower, Operating Lessee, Administrative Agent and the Lenders, as further amended by Amendment No. 2 to Second Amended and Restated Loan Agreement and Modification to Guaranty, dated as of May 7, 2021, by and among Borrower, Operating Lessee, Administrative Agent and the Lenders (the “Existing Loan Agreement”, the Existing Loan Agreement, as amended by this Agreement and as the same may be further amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”) and other Loan Documents (as defined in the Loan Agreement), Lenders made a loan to Borrower in the amount of up to Eight Hundred Eighty Million Dollars ($880,000,000) (the “Loan”), which Loan bears interest and is permitted to incur fees, commissions or other amounts, based on the LIBO Rate in accordance with the terms of the Loan Agreement or the other Loan Documents. Each capitalized term used and not otherwise defined herein shall have the meaning given to such term in the Loan Agreement.

B.	On account of the LIBO Rate being phased out as a benchmark index for usage in commercial real estate loans, Borrower, Operating Lessee, Administrative Agent and Requisite Lenders have elected to amend certain terms and provisions of the Existing Loan Agreement relating to the usage of the LIBO Rate as a benchmark for the Loan.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Requisite Lenders, Operating Lessee, Borrower and Administrative Agent hereby agree as follows:

1.	AMENDMENT.

1.1	BENCHMARK REPLACEMENT. The Existing Loan Agreement and each other applicable Loan Document are each hereby amended and modified to give effect to the provisions set forth on Exhibit A hereto, mutatis mutandis, as of the date that all conditions described in Section 2 below are satisfied.

1.2	DEFINED TERMS. Section 1.1 of the Existing Loan Agreement is hereby amended to amend and restate, or to insert as new terms, the following definitions:

“Affected Financial Institution” – means any:  (a) EEA Financial Institution; or (b) UK Financial Institution.

“Bail-In Action” – means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial institution.

“Bail-In Legislation” – means:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Counsel of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” – means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; (c) an office of an institution described in clause (a) of this definition; or (d) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses(a) or (b) of this definition and is subject to consolidated supervision with its parent.

“Erroneous Payment” – has the meaning given to such term in Section 12.17(a).

“Erroneous Payment Deficiency Assignment” – has the meaning given to such term in Section 12.17(d).

“Erroneous Payment Impacted Class” – has the meaning given to such term in Section 12.17(d).

“Erroneous Payment Return Deficiency” – has the meaning given to such term in Section 12.17(d).

“Payment Recipient” – has the meaning given to such term in Section 12.17(a).

“Resolution Authority” – means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Secured Party” – means, individually and collectively, (a) Administrative Agent, (b) each Lender, (c) each counterparty to any Secured Interest Rate Protection Agreement, (d) the beneficiaries of each indemnification obligation undertaken by any Borrower or any Loan Party under any Loan Document, and (e) the permitted successors and assigns of each of the foregoing; all of the foregoing, respectively, as applicable at any time and as the context may suggest, permit or require.

“UK Financial Institution” – means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, that includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” – means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” – means:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are descried in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.3	SECTION 2.10; OPTION TO EXTEND. The penultimate sentence in Section 2.10(h) of the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows: “The valuation date of such updated Appraisal shall be within one hundred eighty (180) days of the then applicable Maturity Date.”

1.4	SECTION 6.32; EEA FINANCIAL INSTITUTIONS. Section 6.32 of the Existing Loan Agreement is hereby amended such that each use of the term “EEA Financial Institution” is hereby replaced with the term “Affected Financial Institution”.

1.5	SECTION 9.33(b); DSCR AND DEBT YIELD REPORTING; CASH SWEEP. The last sentence of Section 9.33(b) of the Existing Loan Agreement (which, for reference, begins with “Following the twelve (12) month anniversary of the Cash Flow Sweep Release Event….”) is hereby amended and restated in its entirety to read as follows:

“If Borrower exercises the First Option to Extend (and satisfies all extension conditions required in connection therewith), on the Original Maturity Date, Administrative Agent shall disburse the entire remaining amount of Minimum Retained Swept Funds to Borrower and Operating Lessee, or, at the election of Borrower or Operating Lessee, to be applied against the outstanding principal balance of the Loan, it being agreed that, there shall be no prepayment fee or penalty (including, without limitation, the Spread Maintenance Fee) in connection therewith.”

1.6	SECTION 13.27; ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS. Section 13.27 of the Existing Loan Agreement is hereby amended such that each use of the term “EEA Financial Institution” is hereby replaced with the term “Affected Financial Institution”.

1.7	SECTION 12.17; ERRONEOUS PAYMENTS. The following is hereby inserted into the Existing Loan Agreement as a new Section 12.17:

“12.17ERRONEOUS PAYMENTS.

(a)Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or

(ii) any Payment Recipient receives any payment from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.17(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and upon demand from Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent at the Overnight Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment

Return Deficiency”), then at the sole discretion of Administrative Agent and upon Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of a portion of its Loan (but not its Commitments) in the amount of such portion to Administrative Agent or, at the option of Administrative Agent, Administrative Agent’s applicable lending affiliate, in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loan (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation the portion of the Loan assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.13 and (3) Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Payment Recipient from any source, against any amount due to Administrative Agent under this Section 12.17 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)Each party’s obligations under this Section 12.17 shall survive the resignation or replacement of Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 12.17 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.”

2.	CONDITIONS TO EFFECTIVENESS. This Agreement shall become effective only upon the satisfaction of the following conditions precedent:

(a)No Default. There shall exist no Default as of the date hereof.

(b)Agreement.  Administrative Agent shall have received this Agreement executed and delivered by a duly authorized officer of Borrower, Operating Lessee, and Requisite Lenders, together with the Consent and Ratification of Guarantor and Indemnitor attached hereto executed and delivered by a duly authorized officer of Guarantor.

(c)Representations and Warranties.  The representations and warranties made pursuant to Section 3 of this Agreement shall be true and complete on and as of the date hereof with the same force and effect as if made on and as of such date.

(d)Costs and Expenses.  Payment by Borrower to Administrative Agent of all reasonable and documented costs and expenses actually incurred by Administrative Agent in connection with the preparation and negotiation of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES. Each of Borrower and Operating Lessee represents and warrants to Administrative Agent and Lenders as of the date hereof and continuing thereafter that:

3.1	FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower and Operating Lessee have delivered to Administrative Agent all formation and organizational documents of Borrower, Operating Lessee and Ryman Guarantor, and all constituent entities required to authorize the transactions contemplated by this Agreement, the other Loan Documents and Other Related Documents, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Administrative Agent in connection with the preparation of this Agreement.

3.2	FULL FORCE AND EFFECT. The Loan Agreement, each Note and the other Loan Documents, in each case, as amended hereby, are valid and binding obligations of Borrower and Operating Lessee. All necessary limited liability company action to authorize the execution and delivery of this Agreement has been taken by Borrower and Operating Lessee (or their constituent entities, as applicable).

3.3	NO DEFAULT. To Borrower’s knowledge, there exists no Default or Potential Default, and all representations and warranties of the Borrower, Operating Lessee and each other Loan Party contained in Article VI of Loan Agreement or any other Loan Document, are true and correct in all material respects (except to the extent qualified by materiality in the Loan Documents, in which case, such representation and/or warranty shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer or relate to an earlier date, in which case they shall be true and correct as of such earlier date.

3.4	TITLE TO THE PROPERTY. Since the recordation date of the Security Instrument, other than Permitted Liens, the Property has not been further encumbered, including, without limitation, by entering into any deed of trust, deed to secure debt or mortgage, ground lease, and/or any option to purchase or right of first refusal with respect to the Property, and this Agreement will not cause intervening liens to become prior to the lien of the Security Instrument.

3.5	REPRESENTATION BY INDEPENDENT COUNSEL. Borrower: (i) has been represented by independent legal counsel of its choice (or has had the opportunity to consult with independent legal counsel of its choice) in connection with this Agreement; (ii) has reviewed this Agreement and understands the agreements contained herein and their impact on the terms of the Loan Agreement and each other Loan Document and Borrower’s rights and obligations thereunder; and (iii) has knowingly and voluntarily agreed to execute and deliver this Agreement without duress.

4.	REAFFIRMATION. By signing this Agreement, each Loan Party herby confirms that this Agreement shall not effect a novation of any of the obligations of the Loan Parties under the Existing Loan Agreement, any other Loan Document or any Other Related Document, which obligations shall continue in full force and effect as set forth in the Loan Agreement and such other Loan Documents. Additionally, by signing this Agreement, each Guarantor hereby confirms that this Agreement shall not effect a novation of any of the obligations of such Guarantor under its Guaranty, the Hazardous Materials Indemnity, any other Loan Document or any Other Related Document to which such Guarantor is a party (collectively, the “Guarantor Documents”), which obligations continue in full force and effect, and the Guarantor Documents are hereby reaffirmed, ratified and confirmed. Each Loan Party hereby ratifies and confirms that all Liens granted, conveyed, or assigned to Administrative Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as increased hereby.

5.	WAIVERS. In further consideration of Administrative Agent and Lenders entering into this Agreement, Borrower waives, to the extent permitted by applicable law, with respect to the Loan, any and all rights to which Borrower is or may be entitled pursuant to any anti-deficiency or similar laws that limit, qualify or reduce Borrower’s obligations under the Loan Documents.

6.	NON-IMPAIRMENT. Except as expressly provided herein, nothing in this Agreement shall alter or affect any provision, condition, or covenant contained in any of the Loan Documents or affect or impair any rights, powers, or remedies of Administrative Agent or Lenders, it being the intent of the parties hereto that the provisions of the Loan Documents shall continue in full force and effect except as expressly modified hereby. Neither this Agreement nor anything contained herein shall be construed as a substitution or novation of Borrower’s indebtedness under the terms of the Loan Documents.

7.	MISCELLANEOUS PROVISIONS.

7.1	No Waiver. No previous waiver and no failure or delay by Administrative Agent or any Lender in acting with respect to the terms of the Loan Documents shall constitute a waiver of any breach, default, or failure of condition under the Loan Documents. A waiver of any term of the Loan Documents must be made in writing and shall be limited to the express written terms of such waiver.

7.2	Severability. If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

7.3	Time. Time is of the essence of each and every term herein.

7.4	Governing Law and Consent to Jurisdiction. Section 13.23 of the Loan Agreement is incorporated herein by this reference.

7.5	Further Assurances. Borrower and each other Loan Party each agrees to execute such other documents, instruments and agreements and take such further actions reasonably requested by Administrative Agent to effectuate the provisions of this Agreement.

7.6	Headings. All article, section or other headings appearing in this Agreement and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

7.7	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

7.8	Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one agreement. The words “execution,” signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Each party hereto hereby waives any defenses to the enforcement of the terms of this Agreement based on the form of its signature, and hereby agrees that such electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of such party’s execution of this Agreement. Even though the parties agree that electronic signatures are legally enforceable and intended to be effective for all purposes, the signing parties agree if requested by Administrative Agent in its sole discretion to promptly deliver to Administrative Agent the requested original document bearing an original manual signature, to the extent required or advisable to be delivered in connection with any program made available to Administrative Agent or any of its affiliates by the Federal Reserve, U.S. Treasury Department or any other federal or state regulatory body.

7.9	Defined Terms. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings attributed to such terms in the Loan Agreement.

7.10	Rules of Construction. The word “Borrower” as used herein shall include both the named Borrower and any other person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Borrower under the Note and the other Loan Documents. The term “person” as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Agreement is executed by more than one person, the term “Borrower” shall include all such persons. The word “Administrative Agent” as used herein shall include Administrative Agent, its successors, assigns and affiliates.

7.11	Notices. All notices relating to this Agreement shall be delivered in the manner and subject to the provisions set forth in the Loan Agreement.

7.12	Use of Singular and Plural; Gender. When the identity of the parties or other circumstances make it appropriate, the singular number includes the plural, and the masculine gender includes the feminine and/or neuter.

7.13	Exhibits, Schedules and Riders. All exhibits, schedules, riders and other items attached hereto are incorporated into this Agreement by such attachment for all purposes.

7.14	Inconsistencies. In the event of any inconsistencies between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall prevail.

7.15	Binding Effect, Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties to the Loan Agreement and each other applicable Loan Document and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and no other party shall derive any rights or benefits herefrom.

7.16	Reference to and Effect on the Loan Agreement and the Other Loan Documents. On and after the date hereof, each reference in any Loan Document to such Loan Document, “hereunder”, “herein” or words of like import referring to such Loan Document, and each reference in the other Loan Documents to another Loan Document, “thereunder”, “thereof” or words of like import referring to such Loan Document shall mean and be a reference to such Loan Document as amended by this Agreement.

7.17	Integration; Interpretation. This Agreement, the Loan Agreement (as amended hereby), and the other Loan Documents contain or expressly incorporate herein by reference the entire agreement of the parties with respect to the matters contemplated herein and therein and supersede all prior negotiations or agreements, written or oral.

[Signature Pages Appear on Following Pages]

IN WITNESS WHEREOF, Requisite Lenders, Borrower and Administrative Agent have caused this Agreement to be duly executed and delivered as of the date first above written.

“ADMINISTRATIVE AGENT”

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and on behalf of Requisite Lenders

By:/s/ Christian Roeder

Name:Christian Roeder

Title:Vice President

“BORROWER”

AURORA CONVENTION CENTER HOTEL, LLC,

a Delaware limited liability company

By:/s/ Scott J. Lynn

Name:Scott J. Lynn

Title:Vice President and Secretary

“OPERATING LESSEE”

AURORA CONVENTION CENTER HOTEL LESSEE, LLC,

a Delaware limited liability company

By:/s/ Scott J. Lynn

Name:Scott J. Lynn

Title:Vice President and Secretary

Agreed and consented to:

“GUARANTOR” and “INDEMNITOR”

RHP HOTEL PROPERTIES, LP,

a Delaware limited partnership

By:RHP Partner, LLC,

a Delaware limited liability company,

as sole general partner

By:/s/ Scott J. Lynn

Name:Scott J. Lynn

Title:Vice President and Secretary

RYMAN HOSPITALITY PROPERTIES, INC.,

a Delaware corporation

By:/s/ Scott J. Lynn

Name:Scott J. Lynn

Title:Executive Vice President, General Counsel and Secretary

EXHIBIT A

Notwithstanding anything to the contrary contained in the Existing Loan Agreement or in any other Loan Document, the Existing Loan Agreement and each other applicable Loan Document are each hereby amended and modified (to the extent applicable) to give effect to the provisions set forth on this Exhibit A.

Article 1.	Definitions, Etc.
Section 1.01Defined Terms.  The following terms shall have the following meanings for purposes of this Agreement, including without limitation, this Exhibit A, and the provisions contained herein:

“Adjusted Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days and (ii) the SOFR Adjustment and (b) the Floor.  Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to the Loan Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “interest period” (or a similar or analogous period) pursuant to Section 3.04(c)(iv) below.

“Benchmark” means, initially, Adjusted Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Adjusted Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04(c)(i) below.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of the Loan Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(c) below, and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(c) below.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “interest period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and  length of lookback periods, the applicability of Section 3.05 below and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of the Loan Agreement and the other Loan Documents).

“Effective Rate” has the meaning given to such term in Section 3.03(d) below.

“Floor” means a rate of interest equal to zero percent (0.00%).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“LIBO Rate Related Definition” means any term defined in the Existing Loan Agreement or any other Loan Document (or any partial definition thereof) as in effect immediately prior to giving effect to the provisions of this Agreement on the Rate Transition Date, however phrased, primarily relating to the determination, administration or calculation of the LIBO Rate, including by way of example any instances of the LIBO Rate and other applicable terms.  The term “LIBO Rate Related Definition” does not include any term such as “Base Rate” or other analogous or similar term generally indicating use of a benchmark rate other than, immediately prior to giving effect to the provisions of Article 3 of this Exhibit A, the LIBO Rate, even if such term, immediately prior to giving effect to the provisions of Article 3 of this Exhibit A, would have included a component based on the LIBO Rate.

“Modification Effective Date” means May [__], 2023.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

“Payment Date” has the meaning given to such term in Section 3.03 below.

“Rate Transition Date” means June 1, 2023.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means a percentage equal to one tenth percent (0.10%) per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.02Definitions.  The Existing Loan Agreement and each other applicable Loan Document are each hereby amended and modified (to the extent applicable) to incorporate the definitions set forth in Section 1.01 of this Exhibit A, mutatis mutandis, to the extent used in any such Loan Document, including as a result of the effectiveness of this Agreement.  If the Existing Loan Agreement or any other Loan Document as in effect immediately prior to giving effect to the provisions of this Agreement already defines any term defined in Section 1.01 of this Exhibit A, the definition in Section 1.01 of this Exhibit A shall supersede such definition in the Existing Loan Agreement or such Loan Document, if applicable.
Section 1.03Additional Conforming Changes. Nothing in this Agreement shall restrict or impact the ability or right of Administrative Agent, in consultation with Borrower, to make any future modifications, supplements, amendments, technical, administrative or operational changes or other conforming changes that Administrative Agent reasonably decides may be necessary to reflect the adoption and implementation of Adjusted Daily Simple SOFR and to permit the use and administration thereof by Administrative Agent to the extent permitted pursuant to the Loan Documents, as amended hereby.
Article 2.	Discontinuance of the LIBO Rate.
Section 2.01LIBO Rate Credit Extensions.  Notwithstanding any provision of the Loan Agreement or any other Loan Document to the contrary, whether or not the LIBO Rate is operational, reported, published on a synthetic basis or otherwise available in the market as of the Rate Transition Date, subject to Article 4 of this Exhibit A:  (a) the Loan shall, from and after the Rate Transition Date, no longer bear interest at the LIBO Rate and (b) any request for a disbursement of the Loan at the LIBO Rate shall be ineffective, to the extent that any such disbursement would, but for the provisions of this Exhibit A, reference a setting of the LIBO Rate on or after the Rate Transition Date.
Section 2.02LIBO Rate Definitions.  Notwithstanding any provision of the Existing Loan Agreement or any other Loan Document to the contrary, subject to the provisions of Article 4 of this Exhibit A, from and after the Rate Transition Date, the “LIBO Rate” and related definitions shall be deemed deleted from the Existing Loan Agreement and each other applicable Loan Document and of no further force or effect.
Article 3.	New Adjusted Daily Simple SOFR Benchmark.
Section 3.01Modification to LIBOR Rate Related Definitions and Provisions.  Notwithstanding any provision of the Existing Loan Agreement or any other Loan Document to the contrary, subject to the provisions of Article 4 of this Exhibit A: (a) from and after the Rate

Transition Date, any usage of “LIBO Rate” in the Existing Loan Agreement or any other Loan Document, as applicable, shall be deemed deleted and of no further force or effect and the term “Adjusted Daily Simple SOFR” shall be inserted in lieu thereof; and (b) any term or provision of the Existing Loan Agreement or any other Loan Document that refers or is applicable to the LIBO Rate immediately prior to giving effect to the provisions of this Agreement on the Rate Transition Date shall be deemed to refer to and be applicable to Adjusted Daily Simple SOFR from and after the Rate Transition Date, unless, and to the extent that, such term or provision is superseded or otherwise modified by this Agreement, in which case, such term or provision shall to such extent be construed as so superseded or otherwise modified as set forth in this Agreement.
Section 3.02SOFR Conventions and Provisions.  Notwithstanding any provision of the Existing Loan Agreement or any other Loan Document to the contrary, subject to Article 4 of this Exhibit A, and the Existing Loan Agreement and each other applicable Loan Document are each hereby amended and modified from and after the Rate Transition Date to incorporate such provisions therein:
(a)Rates Generally. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.04(c) below, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Daily Simple SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Adjusted Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain Adjusted Daily Simple SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of the Loan Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
(b)London Interbank Market.  Any reference in the Existing Loan Agreement or any other Loan Documents to the London interbank market, London interbank eurodollar market or other analogous or similar term shall be disregarded and, to the extent that such reference operates as a limitation on, or qualification of, the applicability of another provision, such limitation or qualification will be deemed removed.

Section 3.03Interest on the Loan.
(a)Interest Payments. Interest accrued on the outstanding principal balance of the Loan shall be due and payable, in the manner provided in the Loan Agreement, on the first (1st) Business Day of each calendar month commencing with the first calendar month after the Rate Transition Date (each such date, a “Payment Date”).
(b)Default Interest, Late Fees and Maximum Rates. For the avoidance of doubt, the provisions of the Loan Agreement relating to the payment of default interest, the payment of late fees and the application of maximum interest rates shall continue in full force and effect, except to the extent any component definition or provision used in the calculation thereof is modified hereby.
(c)Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of any advance on the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 3.03, interest in respect of the Loan shall not exceed the maximum rate permitted by applicable Requirements of Law.
(d)Effective Rate. Subject to Section 3.04 below, provided that no Default then exists, the “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Rate Transition Date, be the Calculated Rate (calculated after giving effect to the terms and provisions of this Agreement).
(e)Adjusted Daily Simple SOFR Conforming Changes. In connection with the use or administration of Adjusted Daily Simple SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Loan Agreement or any other Loan Document. Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Daily Simple SOFR.
Section 3.04Changed Circumstances.
(a)Circumstances Affecting Benchmark Availability.  Subject to clause (c) below, if for any reason Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple SOFR with respect to the Benchmark Loan,  or (ii) the Requisite Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR does not adequately and fairly reflect the cost to such Lender of making or maintaining the Loan and, in the case of clause (ii), the Requisite Lenders have provided notice of such determination to Administrative Agent then, in each case, Administrative Agent shall promptly give notice thereof to Borrower.  Thereafter, unless Borrower repays in full (or cause to be repaid in full) the then outstanding principal amount of the Loan, together with accrued interest thereon and the payment of any prepayment premiums, yield maintenance or other payments due in connection therewith pursuant to the terms of the Loan Agreement, (subject to any provisions of the Loan Agreement regarding the maximum rate of interest applicable to the Loan), on the day immediately following the delivery of such notice and thereafter, until Administrative Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) notifies Borrower that such circumstances no longer exist, Loan will accrue interest at the Base Rate.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05 below.
(b)Laws Affecting SOFR Availability. If, after the Rate Transition Date, the introduction of, or any change in, any applicable Requirement of Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain the Loan using a SOFR rate, or to determine or charge interest based upon SOFR, Adjusted Daily Simple SOFR, such Lender shall promptly give notice thereof to Administrative Agent and the Administrative Agent shall promptly give notice to Borrower and the other Lenders. Thereafter, until each affected Lender notifies Administrative Agent and Administrative Agent notifies Borrower that the circumstances giving rise to such determination no longer exist, the Loan shall accrue interest at the Base Rate.
(c)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower may amend the Existing Loan Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.04(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Loan Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  Administrative Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.04(c)(iv) below.  Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to the Loan Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04(c).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement): (A) if the then-current Benchmark is a term rate (including Adjusted Daily Simple SOFR) and either:  (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion; or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “interest period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either: (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement); or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then

Administrative Agent may modify the definition of “interest period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a borrowing and, until the end of the Benchmark Unavailability Period, the entire outstanding principal amount of the Loan will be converted to a Loan bearing interest at the Base Rate.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
Section 3.05Intentionally Omitted.
Section 3.06Increased Costs.
(a)Increased Costs Generally. If any Regulatory Change shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;
(ii)subject any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining the Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender determines that any Regulatory Change affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of the Loan Agreement, the Commitment of such Lender or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender, Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such other Recipient or any of their respective holding companies, as the case may be, as specified in subsection (a) or (b) of this Section 3.06 and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section 3.06 shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section 3.06 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to herein shall be extended to include the period of retroactive effect thereof).
(e)Survival. All of the obligations of the Borrower and Loan Parties under this Section 3.06 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article 4.	Delayed Transition for Prior Interest Period.

The provisions in the other Articles of this Exhibit A shall not apply with respect to any: (a) period or determination of the LIBO Rate that: (i) is or was set prior to the Rate Transition Date; and (ii) is held constant for a specifically designated period and is not reset on a daily or substantially daily basis (disregarding day count, weekend or holiday conventions); or (b) retroactive margin, yield, fee or commission increases available to Administrative Agent or the Lenders as a result of any inaccuracy in any financial statement or compliance certificate that, if corrected, would have led to the application of a higher interest margin or yield with respect to the Loan accruing interest based on the LIBO Rate or any higher fee or commission for any applicable period, and in each case, the LIBO Rate Related Definitions and provisions with respect thereto (as in effect immediately prior to giving effect to the provisions of this Agreement on the Rate Transition Date) shall continue in effect solely for such purpose; provided that, with respect to any such LIBO Rate applicable to the Loan described in clause (a) of this Article 4, such LIBO Rate shall only continue in effect in accordance with its terms until the then-current “interest period” (or any similar or analogous definition) (as defined without giving effect to this Agreement) therefor has concluded.

Article 5.	Voluntary Prepayment.

Notwithstanding any provision of the Loan Agreement to the contrary, each notice of voluntary prepayment shall be given to and received by Administrate Agent not later than 1:00 P.M. on the date three (3) U.S. Government Securities Business Days’ prior the date of repayment.